Exhibit 10.18

[PNA GROUP LETTERHEAD]

September 15, 2006

Michael L. Smit, Esq.

225 Skyridge Drive

Atlanta, GA 30350

Dear Michael:

We are pleased to extend to you an offer to continue your employment with PNA Group, Inc. (“PNA” or the “Company”) as its Vice President and General Counsel. This letter sets forth your duties and responsibilities, compensation, benefits, and ether terms of employment.

1.	Position of Employment

A)	Your position with the Company will be Vice President and General Counsel. You will report directly to the President of PNA and indirectly to the General Counsel of Platinum Equity, LLC.

2.	Duties and Responsibilities

A)	Your responsibilities will include those normally associated with a Vice President and General Counsel, including, among other things:

Managing and directing all of PNA’s legal personnel and resources, including inside and outside legal counsel;

Advising and guiding PNA’s management on various legal matters, including general legal and commercial transactions; and employee policies and benefits;

Providing legal services, advice and guidance to the various subsidiaries of PNA; and

Selecting and supervising suitable outside counsel; developing corporate strategies for cost effective legal services.

B)	The term of your employment by the Company shall continue for a period of one (1) year commencing on July 1, 2005 and extending through June 30, 2007. This term and agreement will automatically extend in successive twelve (12) month increments, subject to earlier termination as hereinafter provided.

3.	Compensation

A)	You shall receive an annualized base salary of Two hundred Forty Thousand Dollars ($240,000.00) to be paid in equal monthly installments.

Michael L. Smit, Esq.

September 15, 2006

B)	You will also be eligible to receive an annual bonus, to be determined by the President of the Company and approved by the Operating Board. The amount of the bonus will be based upon your performance as well as the Company’s performance.

4.	Benefits

A)	General. You will be entitled to participate in the Company’s health and welfare employee benefit programs that are applicable to its management, including but not limited to group life insurance, short and long term disability insurance, medical and dental insurance, and 401(k) plan.

B)	Deferred Compensation Plan. The Company shall contribute an amount equal to ten percent (10%) of your base salary to a non-qualified deferred compensation plan under such terms as shall be set forth in a separate document.

C)	Vacation. You shall be entitled to five (5) weeks of paid vacation per year, and shall be entitled to carry over any vacation which was unused or unpaid during any year up to fifteen (15) days unless otherwise approved in writing by the President.

D)	Bar Association Costs. The Company will pay the fees, dues, costs and other expenses associated with maintaining or renewing your membership in the Virginia State Bar, the Virginia Bar Association, and the American Bar Association.

E)	Additional Bar Memberships. Should you desire, the Company will pay for you to obtain admission to and membership in the bars of any of the following states: (i) where the Company is incorporated; (ii) where the Company resides; or (iii) any state in which the Company has significant interest.

F)	Professional Development. The Company will pay for continuing legal education courses, professional meetings, seminars, conventions, and other such activities, which promote or contribute to your professional development and are consistent with the interests of the Company.

G)	Automobile. The Company will provide you with an automobile to be used in the interest of the Company’s business. You may also use the automobile for private purposes. You shall bear the tax, if any, for this personal use. The automobile shall be selected in accordance with the Company’s guidelines and appropriate for your position as agreed by the President of PNA. The Company shall reimburse you in accordance with its policies for all reasonable expenses incurred with the operation and maintenance of the automobile.

Michael L. Smit, Esq.

September 15, 2006

5.	Duration of Employment and Severance

A)	The Company may, at any time, terminate your employment upon ninety (90) days written notice. Upon such notice, if the termination is for any reason other than cause (i.e. gross and willful negligence of duties, malfeasance or substance abuse that causes interference in any way with your performance of your duties), you shall be entitled to a continuation of your salary, bonuses, incentives and other benefits for a period of twelve (12) months from the date of your termination.

6.	Other Provisions

A)	This agreement supersedes any and all prior agreements, understandings, negotiations, or discussions concerning your continued employment with the Company.

Michael, we very much look forward to working with you to continue to develop and enhance the business and activities of PNA Group, Inc.

Sincerely,

PNA GROUP, INC.

/s/Eva M. Kalawski
Eva M. Kalawski Vice President and Secretary

AGREED AND ACCEPTED;

/s/ Michael L. Smit	Date: 9/23/06
Michael L. Smit